CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into effective the 7th day of August, 2000 by and between Dean Guise ("Consultant") and Lexon, Inc. ("Company").

         WHEREAS, Consultant is an independent contractor; and

         WHEREAS, the Company desires to engage Consultant and Consultant desires to provide specified general business consulting services not in connection with fund raising activities to the Company on and subject to the terms and conditions set forth herein; and

         WHEREAS, the Company and Consultant entered into a consulting agreement dated January 5, 2000 that has been completed. Company and Consultant desire to terminate that Agreement and enter into this new Agreement.

       NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency are acknowledged, the parties agree as follows:

1. Engagement. The Company engages Consultant and Consultant accepts the engagement from the Company to perform new technology development for the Company upon the terms and conditions of this Agreement.

2. Scope of Engagement. Consultant agrees to devote his good faith diligent efforts for the Company to evaluate compatible technologies for the Company and such other duties and tasks as shall be assigned to Consultant from time to time by the Company. Consultant shall make periodic reports listing the technology reviewed, owners or patent holders, stage of development and the potential for acquisition.

     a. Screen compatible technologies using patent files and contacts with industry sources.
     b. Conduct a summary evaluation of 12 technologies for presentation to management.
     c. Prepare in-depth reports of up to 3 technologies that in the opinion of management might represent technolgoy acquisition opportunities.
     d. Facilitate meetings with patent owners or license holders of potential technology acquisition candidates.

3. Term of Engagement. This Agreement shall remain in effect for six months from the effective date, unless terminated for cause by prior written notice.

4.   Compensation. Consultant shall be paid the following compensation:

          (a) Fee. $126,000, payable in 150,000 shares of common stock of the Company issued at the fair market value of $0.84 per share.

          (b) No Expense Reimbursement. The fee shall cover all out of pocket business expenses incurred in accordance herewith, unless the Company shall approve other expenses on a case by case basis. All expense reimbursements approved by the Company shall be supported by appropriate receipts. The Company shall be entitled to deduct from any payments all federal, state and local income, FICA and other required tax withholdings. Consultant agrees to be solely responsible for all expenses incurred (unless approved for reimbursement by the Company in advance) and all taxes applicable to compensation received pursuant to this Agreement.

          (c) No Employee Benefit. Consultant agrees that Consultant shall have no participation in any employee benefit programs now in effect or hereafter established by the Company, and Consultant shall not be entitled to participate in health, accident, and life insurance programs, vacation benefits, and pension, profit sharing or other employee benefits.

5. Termination. This Agreement may be terminated for cause by prior notice given by either party.


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6.   Independent Contractor.  Consultant is an independent contractor and not an employee, partner, joint venturer or other representative of the Company. Consultant is not under the direct or indirect control of the Company. All references in the Agreement to "Consultant" includes the Consultant and Consultant's directors, officers, employees and affiliates.

7.   Miscellaneous.

          (a) Notices. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

          (b) Entire Agreement. This document constitutes the complete and entire employment agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

          (c) Headings. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

          (f) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

          (g) Applicable Law. This Agreement shall be governed by and construed in accordance with Oklahoma law.

          (h) Resolution of Disputes. The parties agree to resolve all disputes arising under or in connection with this Agreement by final and binding arbitration, which either party may initiate 60 days after the parties have failed to reach a mutually acceptable agreement after negotiating in good faith to do so. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, held in Tulsa, OK.

          (i) Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

          (j) Cumulative Remedies. The remedies of the parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity.

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          (k)   Severability.   If  any  provision  of  this  Agreement  or  the
application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          (l) Waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

          IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 7th day of August, 2000.

                                            Lexon, Inc.

/s/ Dean Guise                                  /s/ Gifford Mabie
___________________________________         BY:_____________________________
Dean Guise, Individually                    Gifford Mabie, President


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